UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COBRA ELECTRONICS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	36-2479991
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Cobra Electronics Corporation (the “Company”) with the Securities and Exchange Commission on October 25, 2001 (the “Registration Statement”), relating to the Rights Agreement adopted by the Company’s board of directors on October 24, 2001. Such Registration Statement is hereby incorporated by reference herein. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On November 3, 2011, the Company entered into an Amended and Restated Rights Agreement with American Stock Transfer & Trust Company, as rights agent (the “Amended and Restated Rights Agreement”). The purposes of the Amended and Restated Rights Agreement are to (i) extend the Final Expiration Date of the Rights to November 3, 2021; (ii) change the current Exercise Price from $35.00 per one-hundredth of a Preferred Share to $18.00 per one-hundredth of a Preferred Share; (iii) expand the definition of “Beneficial Owner” to include derivatives owned by a Person and its Affiliates and Associates; and (iv) make certain other technical and conforming changes that the Company determined were necessary or desirable.

The foregoing summary of the revisions reflected in the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is filed hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Cobra Electronics Corporation — Filed as Exhibit 3(iii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-511), and hereby incorporated by reference.

4.1	Amended and Restated Rights Agreement, dated as of November 3, 2011, between Cobra Electronics Corporation and American Stock Transfer & Trust Company, as rights agent, which includes the Form of Rights Certificate as Exhibit B — Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 4, 2011 (File No. 0-511) and hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COBRA ELECTRONICS CORPORATION

Date: November 4, 2011	By:	/s/ Gerald M. Laures
	Name:	Gerald M. Laures
	Title:	Vice President – Finance

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